Exhibit 99.1

CONTACT:	Edward Heffernan
Chief Financial Officer
Alliance Data Systems
Tel: 972-348-5191

Stephanie Prince
FD Morgen-Walke
Tel: 212-850-5600

Media: Tony Good
Tel: 972-348-5425

ALLIANCE DATA SYSTEMS ANNOUNCES RECORD FOURTH QUARTER AND YEAR END RESULTS

* Double-digit Gains in Key Metrics

* 2003 Guidance Re-Affirmed

Dallas, TX, January 29, 2003 — Alliance Data Systems Corp. (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced record results for its fourth quarter and year ended December 31, 2002.

Total fourth quarter revenue increased 12 percent to $236.8 million compared to $210.8 million for the fourth quarter of 2001. Net income increased to $10.6 million in the fourth quarter of 2002, or $0.14 per share, compared to a net loss of $800,000, or $0.01 loss per share for the fourth quarter of 2001.  EBITDA for the fourth quarter of 2002 increased 16 percent to $42.1 million compared to $36.2 million for the fourth quarter of 2001. Cash earnings increased 52 percent to $14.0 million, or $0.18 per share, compared to $9.2 million, or $0.12 per share, for the fourth quarter of 2001.

“We are extremely pleased with our record fourth quarter and full-year results,” commented J. Michael Parks, chairman and chief executive officer. “All three of our growth engines had double-digit growth.  During the year, our private label business forged significant new relationships with Ann Taylor,  Crate and Barrel, Pottery Barn and Restoration Hardware while completing  significant renewals with Limited Brands, our largest customer, until 2009 and Brylane, a top-five customer, until 2013.  Utility Services extended its relationship with Georgia Natural Gas for five years and entered into a new relationship with Duke Energy.  Our AIR MILES® program also signed significant renewals with American Express Canada, BMO Bank of Montreal and, most recently, with Canada Safeway.  In addition, the AIR MILES program initiated new sponsor categories with the addition of Manulife Financial and Direct Energy.”

Alliance Data Systems Corp.	Page 2

2002 Full Year Results

For the year ended December 31, 2002, revenue increased 12 percent to $871.5 million compared to $777.4 million for the year ended December 31, 2001.  Net income increased to $26.2 million in 2002, or $0.34 per share, compared to a net loss of $8.2 million, or $0.18 loss per share in 2001.  EBITDA before non-cash compensation expense for the year ended December 31, 2002 increased 15 percent to $150.1 million compared to $130.1 million for the year ended December 31, 2001. Operating EBITDA increased 10 percent to $169.6 million. Cash earnings per share increased 19 percent to $0.62 per share, compared to $0.52 per share for the year ended December 31, 2001.

Segment Review

Transaction Services revenue, accounting for approximately half of the Company’s total revenue, increased 4 percent in the fourth quarter to $142.3 million. EBITDA increased 3 percent in the fourth quarter to $19.1 million. Both Private Label and Utility Services, two of Alliance’s growth engines, again posted double-digit gains in revenue. Overall topline growth was tempered by previously announced selective pruning of low-margin customers, and the increase in EBITDA was partially offset by certain costs relating to private label and utility customer ramp-ups. For the year ended December 31, 2002, revenue increased 7 percent to $538.4 million compared to $503.2 million for the year ended December 31, 2001. EBITDA for the year ended December 31, 2002 increased 10 percent to $78.2 million compared to $71.0 million for the year ended December 31, 2001.

Credit Services revenue, approximately one-quarter of the Company’s total revenue, increased 24 percent in the fourth quarter to $98.0 million. EBITDA increased 64 percent in the fourth quarter to $15.9 million. Total private label credit sales increased 22 percent, driving fee income and portfolio growth. This growing momentum and strong performance reflect the rollout and ramp-up of new customer programs begun over the past 18 months, as well as solid growth in the existing client base. The Company also continues to experience improvement in operating expenses due to the benefit of lower financing costs as well as continued improvements in both credit losses and delinquencies. For the year ended December 31, 2002, revenue increased 18 percent to $342.1 million compared to $289.4 million for the year ended December 31, 2001. EBITDA for the year ended December 31, 2002 increased 31 percent to $38.9 million compared to $29.6 million for the year ended December 31, 2001.

Marketing Services revenue increased 21 percent in the fourth quarter to $62.4 million. EBITDA decreased 10 percent in the fourth quarter to $7.1 million, which includes the costs associated with a  brand refreshing campaign for the AIR MILES program. AIR MILES Reward Miles issued, which is a predictor of future performance, registered the strongest quarterly growth of the year, increasing 15 percent in the fourth quarter.  Also, AIR MILES Reward Miles redeemed continued to register double-digit growth during the fourth quarter. These results reflect the success of the Company’s multi-pronged growth strategy, which consists of increasing the number of new program members and new sponsors, as well as building deeper relationships with existing sponsors. For the year ended December 31, 2002, revenue increased 17 percent to $236.6 million compared to $201.7 million for the year ended December 31, 2001. EBITDA for the year ended December 31, 2002 increased 12 percent to $33.0 million compared to $29.5 million for the year ended December 31, 2001.

Alliance Data Systems Corp.	Page 3

Outlook

For the first quarter 2003, the Company expects cash earnings per share to be $0.15 to $0.16 versus $0.13 per share for first quarter 2002.  For the year 2003, the Company re-affirms its previous guidance of revenue of approximately $970 million, EBITDA of approximately $170 million, and cash earnings per share of approximately $0.73.

Conference Call

Alliance Data Systems will host a conference call on January 29, 2003 at 5:00 p.m. (Eastern) to discuss the Company’s fourth-quarter and year-end results. The conference call will be available via the Internet at www.alliancedatasystems.com. Additionally, there will be several slides accompanying the webcast.  Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The webcast will be available until February 28, 2003.

About Alliance Data Systems

Based in Dallas, Alliance Data Systems (NYSE: ADS) is a leading provider of transaction services, credit services and marketing services. The company assists retail, petroleum, utility and financial services clients in managing the critical interactions between them and their customers. Alliance Data manages over 72 million consumer relationships for some of North America’s most recognizable companies and operates and markets the largest coalition loyalty program in Canada. Alliance Data Systems employs approximately 6,500 associates at more than 20 locations in the United States, Canada and New Zealand. For more information about the company, visit its web site, www.alliancedatasystems.com.

Forward Looking Statements

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to Alliance Data Systems or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

-tables to follow-

Alliance Data Systems Corp.	Page 4

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2002	2001	Change	2002	2001	Change

Revenues	$236.8	$210.8	12%	$871.5	$777.4	12%

Operating EBITDA (1)	$43.8	$41.3	6%	$169.6	$154.4	10%

EBITDA before non-cash compensation expense	$42.1	$36.2	16%	$150.1	$130.1	15%

Cash Earnings	$14.0	$9.2	52%	$47.9	$35.6	35%

Cash Earnings per share — diluted	$0.18	$0.12	50%	$0.62	$0.52	19%

Net income (loss)	$10.6	$(0.8)		$26.2	$(8.2)

Net income (loss) per share — diluted	$0.14	$(0.01)		$0.34	$(0.18)

(1)                                  Operating EBITDA is equal to operating income plus depreciation and amortization and the change in deferred revenue less the change in redemption settlement assets excluding non-cash foreign exchange rate movements.

As of
December 31,
2002

Cash and cash equivalents	$30.4
Redemption settlement assets	166.3
Intangibles assets, net	76.8
Goodwill, net	438.7
Total assets	1,453.4

Deferred Revenue	360.1
Debt	292.9
Total liabilities	910.7
Stockholders’ equity	542.7

Alliance Data Systems Corp.	Page 5

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2002	2001	Change	2002	2001	Change

Segment Revenue:
Transaction Services	$142.3	$136.9	4%	$538.4	$503.2	7%
Credit Services	98.0	79.3	24%	342.1	289.4	18%
Marketing Services	62.4	51.7	21%	236.6	201.7	17%
Intersegment	(65.9)	(57.1)	15%	(245.6)	(216.9)	13%
	$236.8	$210.8	12%	$871.5	$777.4	12%

Segment EBITDA before non-cash compensation expense:
Transaction Services	$19.1	$18.6	3%	$78.2	$71.0	10%
Credit Services	15.9	9.7	64%	38.9	29.6	31%
Marketing Services	7.1	7.9	(10)%	33.0	29.5	12%
	$42.1	$36.2	16%	$150.1	$130.1	15%

Key Indicators:
Core transactions processed	427.9	381.0	12%	1,660.4	1,479.7	12%
Statements generated	38.1	35.5	7%	138.7	131.3	6%
Average core portfolio	$2,452.1	$2,180.6	12%	$2,318.7	$2,096.2	11%
Private label credit sales	$1,606.5	$1,314.7	22%	$4,925.0	$4,050.6	22%
Air Miles reward miles issued	665.9	580.1	15%	2,348.1	2,153.6	9%
Air Miles reward miles redeemed	348.2	273.2	27%	1,260.0	984.9	28%

Alliance Data Systems Corp.	Page 6

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2002	2001	2002	2001
Total revenue	$236.8	$210.8	$871.5	$777.4

Total operating expenses	212.0	195.1	790.8	723.2

Operating income	24.8	15.7	80.7	54.2

Financing costs (includes non-cash fair value gain (loss) on swap of $0.9 million and $1.7 million for the three months ended December 31, 2002 and 2001, respectively, and $(2.6) million and $(9.8) million for the twelve months ended December 31, 2002 and 2001, respectively)	6.6	6.3	33.3	45.2
Other non-operating expense (2)	—	5.0	—	5.0
Income before income taxes and extraordinary item	18.2	4.4	47.4	4.0
Income tax expense	7.6	5.2	20.7	11.6
Extraordinary item, net of tax — early extinguishment of debt	—	—	0.5	0.6
Net income (loss)	$10.6	$(0.8)	$26.2	$(8.2)
Net income (loss) per share — basic	$0.14	$(0.01)	$0.35	$(0.18)
Net income (loss) per share — diluted	$0.14	$(0.01)	$0.34	$(0.18)
Weighted average shares — basic	74.8	73.9	74.4	64.6
Weighted average shares — diluted (3)	76.6	73.9	76.7	64.6

(2)                                  In the fourth quarter of 2001, the Company recorded a one-time, non-cash expense of $5.0 million for the write-off of an investment in a utility services venture made in 2000.  That venture was undertaken to gain entry into the growing utility services market.  Due to its underperformance, the Company believes this investment no longer has value.

(3)                                  Diluted earnings per share are based on the weighted average number of common shares and potentially dilutive common shares, stock options and other securities outstanding during the year. However, as the Company generated net losses for the three months and the year ended December 31, 2001 presented above, the weighted average number of common shares including dilutive securities, composed of incremental common shares issuable upon exercise of stock options and warrants and upon conversion of Series A cumulative convertible preferred stock, is not used in determining diluted net income (loss) per share for the period because such shares are anti-dilutive.  Such potentially dilutive common shares were 1.6 million shares and 5.8 million shares, primarily related to the preferred stock, for the three months and the year ended December 31, 2001, respectively.

Alliance Data Systems Corp.	Page 7

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF EBITDA & CASH EARNINGS

(Unaudited)

(In millions, except per share amounts)

EBITDA before non-cash compensation expense and Cash Earnings are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States (known as “GAAP”).  Management uses such measures internally to evaluate the Company’s performance and manage its operations.  The tables below provide a reconciliation of the Company’s results of operations, as reported under GAAP, to EBITDA before non-cash compensation expense and Cash Earnings:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2002	2001	2002	2001
EBITDA before non-cash compensation expense:
Operating income	$24.8	$15.7	$80.7	$54.2
Non-cash compensation expense (4)	—	—	2.9	1.7
Depreciation and other amortization	11.5	9.4	41.8	30.7
Amortization of purchased intangibles	5.8	11.1	24.7	43.5
EBITDA before non-cash compensation expense	$42.1	$36.2	$150.1	$130.1

Cash Earnings:
Income before income taxes and extraordinary item	$18.2	$4.4	$47.4	$4.0
Add back non-cash non-operating items:
Amortization of purchased intangibles	5.8	11.1	24.7	43.5
Non-cash compensation expense (4)	—	—	2.9	1.7
Other non-operating expense (5)	—	5.0	—	5.0
Non-cash mark to market swap adjustment (6)	(0.9)	(1.7)	2.6	9.8
Cash earnings before income taxes	23.1	18.8	77.6	64.0
Income taxes (7)	(9.1)	(9.6)	(29.7)	(28.4)
Cash earnings	$14.0	$9.2	$47.9	$35.6

Weighted average shares — diluted	76.6	75.5	76.7	68.2

Cash earnings per share — diluted	$0.18	$0.12	$0.62	$0.52

(4)                                  In the first quarter of 2002 and 2001, the Company recorded non-cash compensation expense related to the vesting of performance based restricted stock and stock options for certain officers.

(5)                                  In the fourth quarter of 2001, the Company recorded a one-time, non-cash expense of $5.0 million for the write-off of an investment in a utility services venture made in 2000.  That venture was undertaken to gain entry into the growing utility services market.  Due to its underperformance, the Company believes this investment no longer has value.

(6)                                  Represents the non-cash fair value gain or loss on an interest rate swap that does not meet the hedging requirements of Statement of Financial Accounting Standards No. 133, as revised.

(7)                                  Represents GAAP income taxes adjusted for  the related tax benefit or expense for the non-cash non-operating items.

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